Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2010 Results

LOUISVILLE, Ky (May 3, 2010) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 week period ended March 30, 2010.

	First Quarter
($000’s)	2010	2009	% Change

Total revenue	259,624	246,073	6
Income from operations	30,106	22,283	35
Net income	19,241	14,334	34
Diluted EPS	$0.27	$0.20	31

Results for the first quarter:

•                  Comparable restaurant sales increased 0.4% at company restaurants and 0.9% at franchise restaurants;

•                  Three company restaurants opened;

•                  Restaurant margins increased 218 basis points to 20.1%;

•                  Diluted earnings per share increased 31% to $0.27 from $0.20 in the prior year period.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We were very pleased with our first quarter results.  Our results were driven by positive comparable restaurant sales and continued restaurant-level margin expansion led by favorable commodity costs.  For the balance of 2010, we anticipate a continued favorable commodities environment and we remain focused on providing legendary food and service to our guests in an effort to continue driving positive sales.  In addition, we remain committed to investing in new restaurant growth that generates a solid return on invested capital and allows us to maintain a conservative capital structure.”

Outlook for 2010

The Company reported that comparable restaurant sales for the first four weeks of the second quarter of fiscal 2010 decreased 0.3% compared to the same period a year ago.

The Company estimates 2010 diluted earnings per share growth will be 14% to 18% compared to 2009.  This estimate is based, in part, on the following assumptions:

•                  Comparable restaurant sales of flat to up 1.0%;

•                  14 to 15 company restaurant openings;

•                  Food cost deflation of approximately 2.5% to 3.0%; and

•                  Total capital expenditures of approximately $50 million.

Conference Call

The Company is hosting a conference call today, May 3, 2010, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 352-6806 or (719) 457-2650 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (888) 203-1112 or (719) 457-0820 for international calls, and use 1576405 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 325 restaurants system-wide in 46 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant operating costs, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Price Cooper

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 30, 2010	March 31, 2009

Revenue:
Restaurant sales	$257,342	$244,090
Franchise royalties and fees	2,282	1,983

Total revenue	259,624	246,073

Costs and expenses:
Restaurant operating costs:
Cost of sales	82,799	83,041
Labor	74,909	71,499
Rent	5,270	4,912
Other operating	42,598	40,860
Pre-opening	1,105	2,284
Depreciation and amortization	10,337	10,471
Impairment and closure	158	(86)
General and administrative	12,342	10,809

Total costs and expenses	229,518	223,790

Income from operations	30,106	22,283

Interest expense, net	730	857
Equity income from investments in unconsolidated affiliates	108	85

Income before taxes	29,484	21,511
Provision for income taxes	9,606	6,715

Net income including noncontrolling interests	$19,878	$14,796
Less: Net income attributable to noncontrolling interests	637	462
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$19,241	$14,334

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.27	$0.21
Diluted	$0.27	$0.20

Weighted average shares outstanding:
Basic	70,690	69,426
Diluted	72,226	70,506

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

	March 30, 2010	December 29, 2009

Cash and cash equivalents	$53,743	$46,858
Other current assets	29,203	27,458
Property and equipment, net	453,752	456,281
Goodwill	113,465	113,465
Intangible asset, net	10,925	11,194
Other assets	6,505	6,817

Total assets	$667,593	$662,073

Current maturities of long-term debt and obligations under capital leases	253	247
Other current liabilities	97,085	107,956
Long-term debt and obligations under capital leases, excluding current maturities	89,113	101,179
Other liabilities	32,702	29,741
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	445,786	420,372
Noncontrolling interests	2,654	2,578

Total liabilities and equity	$667,593	$662,073

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands, except per share data)

(unaudited)

	13 weeks ended
	March 30, 2010	March 31, 2009

Cash flows from operating activities:
Net income including noncontrolling interests	$19,878	$14,796
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,337	10,471
Share-based compensation expense	1,830	1,961
Other noncash adjustments	316	1,982
Change in working capital	(9,677)	(9,032)
Net cash provided by operating activities	22,684	20,178

Cash flows from investing activities:
Capital expenditures - property and equipment	(7,822)	(13,430)
Acquisition of franchise restaurants, net of cash acquired	—	13
Proceeds from sale of property and equipment, including insurance proceeds	21	67
Net cash used in investing activities	(7,801)	(13,350)

Cash flows from financing activities:
Repayments of revolving credit facility, net	(12,000)	(3,000)
Other financing activities	4,002	(1,333)
Net cash used in financing activities	(7,998)	(4,333)

Net increase in cash and cash equivalents	6,885	2,495
Cash and cash equivalents - beginning of year	46,858	5,258
Cash and cash equivalents - end of year	$53,743	$7,753

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	First Quarter		Change
	2010	2009	vs LY

Restaurant openings
Company	3	9	(6)
Franchise	0	0	0
Total	3	9	(6)

Restaurants open at the end of the quarter
Company	264	254	10
Franchise	70	69	1
Total	334	323	11

Company-owned restaurants
Restaurant sales	$257,342	$244,090	5.4%
Store weeks	3,412	3,249	5.0%
Comparable restaurant sales growth (1)	0.4%	(1.3)%
Average unit volume (2)	$974	$972	0.2%

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	32.2%	34.0%	(185	) bps
Labor	29.1%	29.3%	(18	) bps
Rent	2.0%	2.0%	4	bps
Other operating	16.6%	16.7%	(19	) bps
Total	79.9%	82.1%	(218	) bps

Restaurant margins (3)	20.1%	17.9%	218	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,282	$1,983	15.1%
Store weeks	910	897	1.4%
Comparable restaurant sales growth (1)	0.9%	(1.7)%
Average unit volume (2)	$964	$946	1.8%

Pre-opening expense	$1,105	$2,284	(51.6)%

Depreciation and amortization	$10,337	$10,471	(1.3)%
As a % of revenue	4.0%	4.3%	(27	) bps

Impairment and closure	$158	$(86)	(283.7)%
As a % of revenue	0.1%	(0.0)%	10	bps

General and administrative expenses	$12,342	$10,809	14.2%
As a % of revenue	4.8%	4.4%	36	bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.  For comparative purposes, average unit volumes for Q1 2009 were adjusted to reflect restaurant sales of any acquired franchise restaurants as part of Company-owned restaurants average unit volume and were excluded from franchise-owned restaurants average unit volume.

(3)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

Amounts may not foot due to rounding.